Exhibit 99.1

CERNER NAMES NEW CHIEF FINANCIAL OFFICER

MARK ERCEG BRINGS MULTI-DIMENSIONAL EXPERIENCE TO HEALTH CARE TECHNOLOGY LEADER

KANSAS CITY, Mo. - Jan. 21, 2021 - Cerner Corporation (NASDAQ: CERN), a global health care technology company, announced today that Mark Erceg will join the company as Executive Vice President and Chief Financial Officer (CFO), effective February 22, 2021. Erceg will succeed Marc Naughton, who is departing from Cerner at the end of the first quarter. Naughton will serve as an Executive Advisor to ensure a smooth transition.

Erceg comes to Cerner with more than 25 years of multi-dimensional financial experience, including serving as CFO at three different publicly-held companies. He began his career at Procter & Gamble and spent more than 18 years in a variety of finance, strategy and operational leadership roles. After leaving P&G, Erceg had three successive CFO roles at Masonite International Corporation, Canadian Pacific Railway and Tiffany & Company, where he has developed deep functional expertise and technical knowledge in all aspects of corporate finance. During his career, he has demonstrated the ability to create shareholder value at multi-billion-dollar organizations by leading operational transformation initiatives across complex global businesses, developing and executing strategic plans and negotiating and integrating acquisitions. Erceg holds a Bachelor of Science in Accounting, an MBA in Finance from Indiana University and is a Chartered Financial Analyst.

"I am pleased to welcome Mark to Cerner's executive team," said Brent Shafer, chairman and CEO, Cerner. "Mark's diverse skill set and deep experience in global and operational finance is an excellent fit as Cerner continues to transform and innovate for worldwide providers and health care systems. I am confident Mark will provide strong leadership and be a terrific fit within Cerner."

As Cerner's CFO, Erceg will lead the company's global finance organization, including accounting, treasury, financial planning and analysis, tax and investor relations.

"I am thrilled to join Cerner and work towards the company's mission of transforming health care," said Erceg. "Cerner is well-positioned to deliver innovations that can improve patient care, enhance health system operations and eliminate global inequities in care. I look forward to helping drive the next wave of growth and unlocking value for Cerner shareholders."

Last October, Cerner announced that long-time CFO Marc Naughton would leave the company after 30 years.

About Cerner

Cerner's health technologies connect people and information systems at thousands of contracted provider facilities worldwide dedicated to creating smarter and better care for individuals and communities. Recognized globally for innovation, Cerner assists clinicians in making care decisions and assists organizations in managing the health of their populations. The company also offers an integrated clinical and financial system to help manage day-to-day revenue functions, as well as a wide range of services to support clinical, financial and operational needs, focused on people. For more information, visit Cerner.com, The Cerner Blog or connect on Facebook, Instagram, LinkedIn, Twitter or The Cerner Podcast. Nasdaq: CERN. Health care is too important to stay the same.

Media Contacts:
Cerner
Misti Preston, Director of Public Relations, Misti.Preston@cerner.com